Exhibit 99.1

August 8, 2016

To: Executive Officers and Members of the Board of Johnson Controls, Inc.

Re: Statutory Window Period

As you are aware, on January 24, 2016, Johnson Controls, Inc. (“Johnson Controls”) entered into an Agreement and Plan of Merger by and among Johnson Controls, Tyco International plc (“Tyco”), and Jagara Merger Sub LLC, as amended, pursuant to which Johnson Controls has agreed to combine its businesses with those of Tyco (the “Merger”). Upon completion of the Merger, Tyco will change its name to Johnson Controls International plc and is referred to below as the “Combined Company.” The Merger is expected to close on September 2, 2016, subject to shareholder approval.

To prepare for the Merger, shares of Johnson Controls common stock held through the Johnson Controls Stock Fund will be temporarily frozen for trading, and participants in Johnson Controls’ various retirement savings plans will be unable to direct or diversify investments in their individual Johnson Controls stock fund accounts, or obtain loans or distributions from their individual Johnson Controls fund accounts. This time period (referred to as the “Blackout Period”) will begin at 4:00 p.m., Eastern Time, on August 25, 2016 and is expected to end no later than September 9, 2016.

Under the Sarbanes-Oxley Act of 2002, we are required to provide you with notice that during the Blackout Period, you are generally prohibited from directly or indirectly purchasing or acquiring any of the shares of common stock of Johnson Controls (or ordinary shares of the Combined Company following the Merger) due to your service as an executive officer or director of Johnson Controls, and you may not directly or indirectly sell or transfer any shares of common stock of Johnson Controls (or ordinary shares of the Combined Company following the Merger) that you acquired in connection with your service as an executive officer or director of Johnson Controls regardless of whether you are a participant in any Johnson Controls retirement savings plan. Shares of common stock of Johnson Controls (or ordinary shares of the Combined Company following the Merger) subject to these restrictions include any shares you received under any plan or any incentive stock plan of Johnson Controls.  You also may not exercise any stock options during the Blackout Period.

In addition, the rule against “indirect” sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of shares of common stock of Johnson Controls (or ordinary shares of the Combined Company following the Merger) by immediate family members living with you or trusts or other entities in which you have an interest.

There may be exceptions for a limited number of transactions. The rules, however, are complex, and the criminal and civil penalties that could be imposed upon executive officers or directors who violate them could be severe. Therefore, please contact Deborah H. Telman, Vice President, General Counsel, Corporate Legal Services, at (414) 524-1200 or 5757 North Green Bay Road, Milwaukee, Wisconsin 53209, before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of shares of common stock of Johnson Controls (or ordinary shares of the Combined Company) during the Blackout Period, if you believe that a transaction in which you have an interest may occur during the Blackout Period, or if you have any questions concerning this notice. During the Blackout Period and for a period of two years after the expiration of the Blackout Period, executive officers and directors of Johnson Controls and the Combined Company, and security holders or other interested persons, may obtain, without charge, information about this notice or about the actual beginning and ending dates of the Blackout Period by contacting Deborah H. Telman at the above number and/or address. We will provide an updated notice to you when the Blackout Period ends.

Please keep in mind that the Blackout Period will in no way affect the normal prohibition on trading in shares of common stock of Johnson Controls, ordinary shares of Tyco or ordinary shares the Combined Company following the Merger that you are or will be subject to, including the prohibition on trading imposed by the respective Insider Trading Policy of Johnson Controls, Tyco, and the Combined Company.

Very truly yours,

Deborah H. Telman

Vice President & General Counsel, Corporate Legal Services